Exhibit 21.1

Name of the Entity	Jurisdiction
Qinheng Co., Limited	Hong Kong
Qiner Co., Limited	Hong Kong
Shanghai Qincheng Information Technology Co., Ltd.	PRC
CLPS Shanghai Co., Ltd.	PRC
CLPS Dalian Co., Ltd.	PRC
CLPS Beijing Hengtong Co., Ltd.	PRC
JAJI (Shanghai) Co., Ltd.	PRC
JAJI (Shanghai) Human Resource Co., Ltd.	PRC
Ridik Technology (Australia) Pty. Ltd.	Australia
CLPS Technology (Singapore) Pte. Ltd.	Singapore
CLPS Technology (HK) Co., Ltd.	Hong Kong
CLPS Shenzhen Co., Ltd.	PRC
CLPS Guangzhou Co., Ltd.	PRC
CLPS Technology (US) Ltd.	Delware
CLPS Technology (California) Inc.	California
CLPS Hangzhou Co. Ltd.	PRC
Ridik Pte. Ltd.	Singapore
Ridik Consulting Private Limited	India
Ridik Sdn. Bhd.	Malaysia
Ridik Software Solutions Pte. Ltd.	Singapore
CLPS Technology Japan	Japan
Qinson Credit Card Services Limited	Hong Kong
Hainan Qincheng Software Technology Co.Ltd	PRC
CLPS Xian Co., Ltd.	PRC
Shanghai Chenqin Information Technology Services Co., Ltd.	PRC
Growth Ring Ltd.	BVI
Arabian Jasmine Ltd.	BVI
Noni (SINGAPORE) PTE. LTD.	Singapore
CLPS-Beefinance Holding Limited	BVI
LinkCrypto Finance Technology Limited	Hong Kong
Qinson Ltd.	BVI
LQE Ltd.	BVI
CLPS Technology (Philippines) Corp	Philippines
MSCT Investment Holdings Limited	BVI
MNYC HOLDINGS (HK) LIMITED	Hong Kong
Haikou Huaqin Minshang Software Development Co., Ltd	PRC
CLPS Chengdu Co., Ltd.	PRC
CLPS Investment Management Ltd	BVI
Ridik Technology Canada Limited	Canada
JAJI Global Incorporation	Cayman Islands
JAJI Singapore Pte. Ltd.	Singapore
Qinson Singapore Pte. Ltd	Singapore
Shanghai Yingjia Technology Limited	PRC
College of Allied Educators Pte. Ltd	Singapore
Purple Potato Finance Limited	Hong Kong
Shell Infotech Pte. Ltd	Singapore
Shell Infotech Consulting Sdn. Bhd	Malaysia
Ridik Technology Ltd	Dubai